UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2014

Sykes Enterprises, Incorporated

(Exact name of registrant as specified in its charter)

Florida	0-28274	56-1383460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 N. Ashley Drive, Tampa, Florida		33602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(813) 274-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retirement of W. Michael Kipphut and Appointment of John Chapman as Chief Financial Officer

On February 27, 2014, W. Michael Kipphut, the Chief Financial Officer of Sykes Enterprises, Incorporated (“Sykes”), announced his decision to retire as the Chief Financial Officer on April 15, 2014. The Board of Directors has named John Chapman to succeed Mr. Kipphut as Chief Financial Officer, effective upon Mr. Kipphut’s retirement on April 15, 2014. Mr. Chapman, 47, has been the Senior Vice President, Global Region and EMEA Finance of Sykes since 2012, in which position he had financial responsibility for Sykes’ European operations, as well as operational responsibility for EMEA’s global region since 2012. He also served as VP Regional Finance, EMEA of Sykes from 2007 until 2011. Mr. Chapman joined Sykes in 2002.

On February 27, 2014, Sykes issued a press release announcing Mr. Kipphut’s retirement and the appointment of Mr. Chapman as Chief Financial Officer to succeed him. A copy of the press release is included as Exhibit 99.1 to this report.

Mr. Chapman’s salary is expected to be $330,000 per year, and it is anticipated that he will participate in a performance-based bonus program ranging from 0% to 50% of his base salary, and receive an annual grant under Sykes’s long-term incentive plan with a target award of 100% of base salary, as well as standard fringe benefits provided to its other executive officers. It is anticipated that Sykes will enter into an employment agreement with Mr. Chapman on or about April 15, 2014, similar to the employment agreements it has entered into with other executive officers. The material terms and conditions of such employment agreement will be summarized in a report on Form 8-K which will be filed promptly after such agreement is entered into.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Press Release announcing the retirement of W. Michael Kipphut and the appointment of John Chapman to succeed Mr. Kipphut.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYKES ENTERPRISES, INCORPORATED

By: /s/ W. Michael Kipphut
W. Michael Kipphut Executive Vice President and Chief Financial Officer

Date: March 3, 2014

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